Exhibit 107

The prospectus to which this Exhibit is attached is a final prospectus for the related offerings.  The maximum aggregate offering price for each offering is as follows:

•	with respect to notes linked to the Dow Jones U.S. Select Dividend Index, $674,000; and
•	with respect to notes linked to the EURO STOXX 50® Index, $556,000.